EXELON CORPORATION
NON-EMPLOYEE DIRECTORS’ DEFERRED STOCK UNIT PROGRAM AGREEMENT

Effective April 28, 2020

1. Purpose. The purpose of this Exelon Corporation Non-Employee Directors’ Deferred Stock Unit Program (the “Program”) is to set forth certain provisions which shall be deemed a part of, and govern, equity compensation awards granted by Exelon Corporation, a Pennsylvania corporation (the “Company”), on or after April 28, 2020 to non-employee directors of the Company pursuant to the Exelon Corporation 2020 Long Term Incentive Plan (the “Plan”).

2. Definitions. Except as otherwise defined herein, the defined terms used in this Program shall have the meanings set forth below or in the Plan:

“Account” means the Company’s record established pursuant to Section 5, which reflects the number of Units credited to a Participant under the Program.

“Beneficiary” means the person(s) designated by a Participant to receive any benefits payable under this Program after the Participant’s death. The Company’s Secretary shall provide a form for this purpose. If the Participant is not survived by a designated Beneficiary, the Participant’s Beneficiary shall be the Participant’s executor, administrator, legal representative or similar person. If one or more Beneficiaries survive the Participant, but all designated Beneficiaries die before the entire balance payable under this Program has been distributed, any remaining balance shall be paid to the estate of the last surviving Beneficiary. A Participant may change his or her Beneficiary designation at any time until his or her death by filing a written Beneficiary Designation Form with the Secretary, in the manner specified by the Secretary.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Corporate Governance Committee of the Board, or such other Committee appointed by the Board or, if no such Committee is currently appointed, the Secretary of the Company.

“Common Stock” means the common stock of the Company. “Company” means Exelon Corporation and any successor thereto.
“Director” means a member of the Board who is not an employee of the Company or any of its subsidiaries or other entities controlling or controlled by it.

“Dividend Date” means the date on which any quarterly dividend declared by the Board on the Common Stock is paid to shareholders.

“Dividend Equivalent” means an amount determined by multiplying the number of Units credited to a Participant’s Account on the record date for the payment of a dividend on the Common Stock, by (i) the per share amount of a cash dividend, (ii) the per share Fair Market Value of any stock dividend, or (iii) the per share fair market value (as determined by the Committee) of any dividend in consideration other than cash or Common Stock, paid by the Company on its Common Stock with respect to such dividend record date.

“Effective Date” means April 28, 2020.

“Fair Market Value” of Common Stock means the closing sales price thereof on the national securities exchange or quotation service through which the Common Stock is listed or traded on the day on which Fair Market Value is being determined. In the event that there are no Common Stock transactions on the national securities exchange or quotation service through which the Common Stock is listed or traded on such day, the Fair Market Value will be determined as of the immediately preceding day on which there were Common Stock transactions.

“Participant” means any Director who is eligible to participate in the Program under Section 4. An individual shall remain a Participant until that individual has received full distribution of any amount credited to the Participant’s Account.

“Separates from Service” or “Separation from Service” means the Director’s termination of service as a member of the Board (and the board of directors of all subsidiaries, if applicable) for any reason other than death. A Separation from Service shall be determined in accordance with Section 409A of the Code and shall be deemed to have occurred when the Director’s service to the Company ceases, without reference to any compensation continuation arrangement that may be applicable.

“Unit” means a Deferred Stock Unit as defined in the Plan.

“Unit Value” means, at any time, unless otherwise specified in the Program, the value of each Unit granted under the Program, which value shall be equal to the Fair Market Value of a share of Common Stock on such date.

3. Administration. Awards granted to Participants under this Program shall be administered by the Committee, which shall have full power and authority to interpret the Program, to prescribe, amend and rescind any rules, forms and procedures as it deems necessary or appropriate for the proper administration and to make any other determinations, including factual determinations, and take such other actions as it deems necessary or advisable in carrying out its duties under the Program. All decisions and determinations by the Committee shall be final and binding on other persons having or claiming an interest hereunder.

4. Participation. Each Director of the Company shall become a Participant in the Program on the later of (i) the Effective Date or (ii) the date such individual first becomes a Director.

5. Award of Units.

5.1 Award of Units. The Committee will determine an annual value that shall be used for calculating the total number of Units awarded to Participants (the “Annual Award Value”). On the last day of each calendar quarter, each Participant who is a Director on that date shall be granted an award of a number of Units equal to one-quarter of the Annual Award Value divided by the Fair Market Value of a share of Common Stock. The Fair Market Value shall be the closing price of the Common Stock on the Dividend Date occurring during such calendar quarter or if no dividend is paid during such calendar quarter, the closing price of the Common Stock on the 10th day of the last month of such calendar quarter. Such awarded Units shall be credited to each Participant’s Account as specified in Section 5.3 below. The Board may review the Annual Award Value under this Section 5.1 periodically and amend the Program to adjust such award if and to the extent appropriate. For any Participant who was not a director for any part of a calendar quarter, the award shall be prorated accordingly.

5.2 Dividend Equivalents. From the date of grant of each Unit to a Participant until the Participant’s Account has been fully distributed, the Company shall credit to each Participant’s Account on each Dividend Date, a number of Units equal to (i) the Dividend Equivalent for such dividend payment date, divided by (ii) the Fair Market Value of a share of Common Stock on such Dividend Date. If Units are awarded under Section 5.1 and this Section 5.2 as of the same date, the award under this Section 5.2 shall be determined before any Units are credited to a Participant’s Account under Section 5.1.

5.3 Accounts. The Company shall keep records to reflect the number of Units credited to each Participant hereunder; provided, however, that (i) this Program shall be unfunded, (ii) the Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure redemption of Units granted under this Program, and (iii) no Participant or any other person shall under any circumstances acquire any property interest in any specific assets of the Company. Fractional Units shall accumulate in the Participant’s Account and shall be added together to create whole Units. Nothing contained in this Program and no action taken pursuant hereto shall create or be construed to create a fiduciary relationship between the Company and any Participant or any other person. To the extent that any person acquires a right to receive payment from the Company hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

5.4 Adjustments. In the event of any equity restructuring, change in corporate capitalization, corporate transaction or change in control, the number of Units credited to Participants’ Accounts shall be appropriately adjusted by the Committee as set forth in Sections 6.7 and 6.8 of the Plan. Any adjustments determined by the Committee shall be final, binding and conclusive. If and to the extent that any such change in the number of shares of Common Stock outstanding is effected solely by application of a mathematical formula (e.g., a 2-for-1 stock split), the adjustment described in this Section 5.4 shall be made and shall occur automatically by application of such formula, without further action by the Committee.

6. Events Requiring Redemption of Units.

6.1 Separation from Service.

(a) Timing. The Units credited to a Participant’s Account shall be distributed to the Participant in, or beginning in, the month of April of the year next beginning after the occurrence of one of the following distribution events selected by the Participant and submitted in accordance with procedures established by the Company (a “Stock Distribution Election Form”): (i) the Participant’s Separation from Service; (ii) the Participant’s 65th birthday; or (iii) the Participant’s 72nd birthday.

(b) Method of Payment. Distributions shall be paid in a lump sum payment or in annual installments over a period of up to 10 years, as the Participant shall direct in his or her Stock Distribution Election Form. For purposes of Section 409A of the Code, a series of annual installments shall be considered a single payment. If a Participant elects to receive installments, Dividend Equivalents will be credited to such Participant’s Account in accordance with Section 5 until the full amount of the Participant’s Account has been distributed. Each installment payment shall include shares of Common Stock equal to the largest number of whole Units determined by dividing the Participant’s total Account balance as of such payment date by the number of payments remaining in the installment period, and the last such installment shall also include cash in an amount equal to the Unit Value of any remaining fractional Unit. In the event a Participant who has elected a distribution event based on his or her 65th or 72nd birthday continues to serve as a Director after the date such distributions commence, then in the year prior to the year in which such distributions commence, such Director shall file a new Stock Distribution Election Form governing any amounts credited to his or her Account after the date such distributions commence. If the Director does not file such new Stock Distribution Election Form, then the Director shall be deemed to have elected to receive a lump sum distribution of any such amounts upon the Director’s Separation from Service.

(c) Form of Payment. All distributions shall be paid in the form of whole shares of Common Stock and cash in an amount equal to the Unit Value of any remaining fractional Unit.

(d) Timing of Elections. If a Director is a Participant as of the Effective Date, such Director’s election or deemed election in effect as of the Effective Date under the Company’s prior equity compensation plan shall remain in effect under the Program. Each Director who is not a Participant as of the Effective Date must submit a Stock Distribution Election Form not later than 30 days after the date on which such Director first becomes eligible to participate in the Program. If a Director does not submit a Stock Distribution Election Form during this period, then such Director shall be deemed to have elected to receive his or her Account balance in the form of a lump sum payable upon the Director’s Separation from Service.

(e) Changes to Elections. A Participant may elect to change the time and/or method of his or her distributions payable under the Program in accordance with procedures prescribed by the Committee; provided that, in accordance with Section 409A of the Code, any such change in a distribution election (i) shall not be effective until 12 months after it is submitted to the Committee, (ii) must be submitted to the Committee at least 12 months prior to the date on which such distributions were previously scheduled to commence, and (iii) must provide for distributions to commence at least five years after the date on which such distributions were previously scheduled to commence.

6.2 Death. If a Participant dies before any Units credited to his or her Account have been distributed in accordance with Section 6.1, whether death occurs before or after a Separation from Service, the Company shall distribute all Units credited to the Participant’s Account as of the date of his or her death and distribute to the Participant’s Beneficiary as soon as practicable, in a single distribution, shares of Common Stock equal to the number of whole Units credited to the Participant’s Account as of the date of his or her death and cash in an amount equal to the Unit Value of any remaining fractional Unit.

6.3 Common Stock for Redemption of Units. Distributed shares shall be made from the pool of shares available for awards as set forth in the Plan.

7. Miscellaneous.

7.1 No Rights as Shareholder. No Participant shall have any rights as a shareholder of the Company, including the right to any cash dividends, or the right to vote, as a result of the grant to the Participant, or the Participant’s holding of, any Units.

7.2 No Rights to Continued Service. Nothing in this Program, and no action taken pursuant hereto, shall affect the Participant’s term of service as a Director.

7.3 Amendment of Program. The terms of this Program may be amended, suspended, or terminated at any time by the Committee or the Board (or their respective delegates), provided that, the Secretary of the Company may amend the Program to comply with applicable law, to make administrative changes or to carry out directives of the Board or the Committee.

7.4 Incompetents. If the Committee shall find that any person to whom any distribution or payment is payable under this Program is unable to care for his affairs because of illness or accident, or is a minor (unless a prior claim therefor shall have been made by a duly appointed guardian, committee or other legal representative), any distribution or payment due may be paid to the spouse, a child, a parent, or a brother or sister, or to any person deemed by the Committee to have incurred expense for such person otherwise entitled to payment, in such manner and proportions as the Committee may determine. Any such distribution or payment shall be a complete discharge of the liabilities of the Company under this Program.

7.5 Compliance with Section 409A of the Code. This Program is intended to comply with the provisions of Section 409A of the Code and shall be interpreted and construed accordingly. The Company shall have the discretion and authority to amend the Program at any time to satisfy any requirements of Section 409A of the Code or guidance provided by the U.S. Treasury Department to the extent applicable to the Program.

7.6 Binding Effect. This Program shall be binding upon and inure to the benefit of the Company, its successors and assigns and the Participant and his or her heirs, executors, administrators and legal representatives.

7.7 Governing Law. This Program and each Award granted hereunder shall be construed in accordance with, and governed by, the law of the Commonwealth of Pennsylvania to the extent not preempted by applicable federal law.

7.8 Interpretation. In the event of any conflicting terms between this Program and the Plan, the terms of the Plan shall control.

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